Exhibit 99.1 – Press Release Dated August 6, 2014

TransEnterix, Inc. Reports Operating Results for the Second Quarter 2014

•	Remain on track to file SurgiBotTM FDA 510(k) before year-end 2014

•	Completed sale of 14.1 million shares of common stock and raised $52.5 million, net of issuance costs

•	Completed uplisting to NYSE MKT in April 2014

•	Launched fully flexible advanced energy device

RESEARCH TRIANGLE PARK, N.C., — (BUSINESS WIRE) — TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of robotics and flexible instruments to improve minimally invasive surgery, today announced its operating and financial results for the second quarter 2014.

“We continue to make significant progress in the development of the SurgiBot patient-side surgical robotic system and look forward to bringing this innovative solution to the market,” said Todd Pope, President and Chief Executive Officer of TransEnterix. “We remain focused on reaching our primary goal for 2014 of submitting our SurgiBot system FDA 510(k) application in the fourth quarter.”

Financial Results

Comparison of Selected Consolidated Financial Results (in thousands, except net loss per share)

Three Months Ended June 30,

	2014	2013
Total revenue	$113	$521
Net loss	$10,587	$4,285
Net loss per share	$0.18	$3.97
Weighted average common shares	59,673	1,078

Revenue was $113 thousand in the second quarter of 2014, representing a 78% decrease from revenue of $521 thousand in the second quarter of 2013. The decrease in revenue was due to lower sales volumes of the SPIDER® Surgical System as a result of the reduction in our U.S. sales force headcount. TransEnterix continues to primarily focus its resources on the development of the SurgiBot system.

Cost of goods sold was $238 thousand in the second quarter, compared with $1.2 million in the second quarter of 2013. The decrease was primarily the result of the reduction in sales as we limit sales of the SPIDER Surgical System to existing customers and the transfer of employees from manufacturing and quality departments to research and development and regulatory functions.

Research and development expenses were $7.9 million in the second quarter of 2014, compared with $2.2 million in the second quarter of 2013. The increase in expenses was attributable to higher personnel-related costs as we continue to increase headcount in our research and development and regulatory functions as well as an increase in other expenses related to product development of our SurgiBot system.

Sales and marketing expenses for the second quarter of 2014 were $461 thousand compared to $540 thousand in the second quarter of 2013. The decrease was primarily related to lower personnel-related costs as we reduced our direct sales and marketing personnel.

General and administrative expenses for the second quarter of 2014 were $1.9 million compared to $702 thousand in the second quarter of 2013. The increase was primarily due to increased costs associated with being a public company, greater costs associated with stock-based compensation and higher staffing costs.

Net loss in the second quarter of 2014 was $10.6 million compared to a net loss of $4.3 million in the second quarter of 2013. Net loss per common share was $0.18 in the second quarter of 2014 based on 59.7 million weighted average common shares outstanding compared to a net loss per share of $3.97 in the second quarter of 2013 based on 1.1 million weighted average common shares outstanding.

Cash and cash equivalents were $52.6 million as of June 30, 2014.

Public Offering of Common Stock

On April 14, 2014, we sold 12,500,000 shares of common stock at a public offering price of $4.00 per share for aggregate gross proceeds of $50.0 million in an underwritten firm commitment public offering. We also granted the underwriters an option, exercisable for 30 days, to purchase up to an additional 1,875,000 shares of common stock to cover overallotments. The common stock was offered and sold pursuant to a shelf registration statement registering an aggregate of $100 million of designated securities of the company. The closing of the public offering occurred on April 21, 2014. On April 30, 2014, the underwriters exercised a portion of their over-allotment option to acquire an additional 1,610,000 shares at the public offering price of $4.00 per share for aggregate additional gross proceeds of $6.4 million. The purchase of the over-allotment shares closed on May 5, 2014. Total proceeds were $52.5 million, net of issuance costs of $3.9 million. In conjunction with the April 14, 2014 public offering, our common stock began trading on the NYSE MKT under the ticker symbol “TRXC.”

Regulatory Update

In July 2014, we received feedback on our pre-submission filing with the U.S. Food and Drug Administration (“FDA”) regarding our planned 510(k) filing for the SurgiBot system. We are incorporating this feedback into our clinical and regulatory plan and anticipate that we will submit our SurgiBot system regulatory filings by the end of 2014.

Advanced Energy Device Launch

In April 2014, we announced the completion of the first human cases using our advanced energy Flex Ligating Shears. The Flex Ligating Shears are designed to deliver full flexibility to the surgeon while offering ligation and division with direct thermal energy in various laparoscopic surgical procedures. Advanced energy devices represent one of the most versatile and critical tools for surgeons in minimally invasive surgery. These devices deliver controlled energy to effectively ligate and divide tissue while greatly limiting bleeding in the operative field and minimizing thermal injury to surrounding structures. TransEnterix’s advanced energy device has been created for surgeons to use with the company’s existing SPIDER Surgical System. We intend to offer a similar device in the future for use with its SurgiBot system.

Conference Call

TransEnterix, Inc. will host a conference call on Wednesday, August 6, 2014 at 4:30 PM ET to discuss its second quarter operating and financial results. To listen to the conference call on your telephone, please dial (888) 312-3048 for domestic callers or (719) 325-2362 for international callers ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio webcast or the archived recording, use the following link http://ir.transenterix.com/events.cfm.

Financial Statements

On September 3, 2013, SafeStitch Medical, Inc. (now TransEnterix, Inc.) and TransEnterix Surgical, Inc., formerly known as TransEnterix, Inc., consummated a merger transaction (the “Reverse Merger”) whereby TransEnterix Surgical, Inc. merged with a merger subsidiary of SafeStitch Medical, Inc., with TransEnterix Surgical, Inc. as the surviving entity in the merger. As a result of the merger, TransEnterix Surgical, Inc. became a wholly owned subsidiary of SafeStitch Medical, Inc. On December 6, 2013, SafeStitch Medical, Inc. changed its corporate name to TransEnterix, Inc.

The Reverse Merger has been accounted for as a reverse acquisition under which TransEnterix Surgical, Inc. was considered the acquirer of SafeStitch Medical, Inc. As such, the financial statements of TransEnterix Surgical, Inc. are treated as the historical financial statements of the combined company, with the results of SafeStitch Medical, Inc. being included from September 3, 2013.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of robotics and flexible instruments to improve minimally invasive surgery. The company is focused on the development and commercialization of the SurgiBot™ system, a minimally invasive surgical robotic system that allows the surgeon to be patient-side within the sterile field. For more information, visit the company’s website at www.transenterix.com.

Forward Looking Statements

This press release includes statements relating to the SurgiBot system, our flexible energy device and our current regulatory and commercialization plans for these products. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations, including whether we will successfully submit our SurgiBot system regulatory filings in the 2014 fourth quarter, and whether we will be able to bring the SurgiBot system to the market. Factors that could cause our results to differ materially from those described include, but are not limited to, whether the SurgiBot system’s 510(k) application(s) will be cleared by the U.S. FDA, whether the combined company will be successful in 2014 and beyond, the pace of adoption of our product technology by surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success and market opportunity of our continuing and new product development efforts, including the SurgiBot system, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 5, 2014 as amended, and other filings we make with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:
Westwicke Partners

Mark Klausner, 443-213-0501
transenterix@westwicke.com

Media Contact:
TransEnterix, Inc.

Mohan Nathan, 919-917-6559
mnathan@transenterix.com

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)
(Unaudited)

	Three months ended				Six months ended
	June 30,				June 30,
	2014		2013		2014		2013

Sales		$113		$521		$206		$850

Operating Expenses
Cost of goods sold		238		1,156		458		2,038
Research and development		7,882		2,165		12,893		4,946
Sales and marketing		461		540		867		1,052
General and administrative		1,913		702		3,527		1,387
Total Operating Expenses		10,494		4,563		17,745		9,423

Operating Loss		(10,381)		(4,042)		(17,539)		(8,573)

Other (Expense) Income
Interest expense, net		(206)		(243)		(527)		(489)

Total Other (Expense) Income, net		(206)		(243)		(527)		(489)

Net Loss	$	(10,587)	$	(4,285)	$	(18,066)	$	(9,062)

Other comprehensive income (loss)		-		-		-		-

Comprehensive loss	$	(10,587)	$	(4,285)	$	(18,066)	$	(9,062)

Net loss per share — basic and diluted		$(0.18)		$(3.97)		$(0.33)		$(8.41)

Weighted average common shares outstanding — basic and diluted(1)		59,673		1,078		54,264		1,078

(1) Adjusted for 1:5 reverse stock split on March 31, 2014.

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

	June 30, 2014	December 31, 2013

Assets	(unaudited)
Current Assets
Cash and cash equivalents	$52,566	$10,014
Short-term investments	—	6,191
Accounts receivable, net	96	188
Interest receivable	2	68
Inventory, net	438	701
Other current assets	617	593

Total Current Assets	53,719	17,755

Restricted cash	250	375
Property and equipment, net	2,413	1,864
Intellectual property, net	2,491	2,741
Trade names, net	8	10
Goodwill	93,842	93,842
Other long term assets	72	127

Total Assets	$152,795	$116,714

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,616	$1,804
Accrued expenses	1,906	1,406
Note payable — current portion	4,052	3,879

Total Current Liabilities	9,574	7,089
Long Term Liabilities
Note payable — less current portion	2,532	4,602

Total Liabilities	12,106	11,691
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at June 30, 2014 and December 31, 2013; 62,975,255 and 48,841,417 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively(1)	63	49
Additional paid-in capital	256,956	203,238
Accumulated deficit	(116,330)	(98,264)

Total Stockholders’ Equity	140,689	105,023

Total Liabilities and Stockholders’ Equity	$152,795	$116,714

(1) Adjusted for 1:5 reverse stock split on March 31, 2014.

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Operating Activities
Net loss	$(18,066)	$(9,062)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	594	697
Amortization of debt issuance costs	44	53
Stock-based compensation	1,202	130
Loss on disposal of property and equipment	19	32
Changes in operating assets and liabilities:
Accounts receivable	92	392
Interest receivable	66	16
Inventory	263	(82)
Other current and long term assets	(13)	(5)
Restricted cash	125	—
Accounts payable	1,812	159
Accrued expenses	500	227

Net cash and cash equivalents used in operating activities	(13,362)	(7,443)

Investing Activities
Proceeds from sale and maturities of investments	6,191	907
Purchase of property and equipment	(910)	(150)

Net cash and cash equivalents provided by investing activities	5,281	757

Financing Activities
Payment of debt	(1,897)	—
Proceeds from the issuance of common stock, net of issuance costs	52,506	—
Proceeds from exercise of stock options and warrants	24	—

Net cash and cash equivalents provided by financing activities	50,633	—

Net increase (decrease) in cash and cash equivalents	42,552	(6,686)
Cash and Cash Equivalents, beginning of period	10,014	8,896

Cash and Cash Equivalents, end of period	$52,566	$2,210

Supplemental Disclosure for Cash Flow Information
Interest paid	$337	$437